As filed with the Securities and Exchange Commission on April 27, 2000.
                                                 Registration No. 333-_________



                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549




                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          OMNI ENERGY SERVICES CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          LOUISIANA              4500 NE INTERSTATE 49           72-1395273
(STATE OR OTHER JURISDICTION    CARENCRO, LOUISIANA  70520    (I.R.S. EMPLOYER
     OF INCORPORATION OR            (318) 896-6664          IDENTIFICATION NO.)
       ORGANIZATION)         (ADDRESS, INCLUDING ZIP CODE,
                            AND TELEPHONE NUMBER, INCLUDING
                              AREA CODE, OF REGISTRANT'S
                             PRINCIPAL EXECUTIVE OFFICES)

                            1999 STOCK OPTION PLAN
                             (FULL TITLE OF PLAN)

                               PETER H. NIELSON
                            Chief Financial Officer
                          OMNI Energy Services Corp.
                             4500 NE Interstate 49
                          Carencro, Louisiana  70520
                                (318) 896-6664
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPY TO:

                              MARGARET F. MURPHY
                           Jones, Walker, Waechter,
                       Poitevent, Carrere & Denegre, L.L.P.
                            201 St. Charles Avenue
                          New Orleans, LA  70170-5100
                                (504) 582-8242

                             ____________________

                        CALCULATION OF REGISTRATION FEE





                                                   PROPOSED      PROPOSED
                                                   MAXIMUM       MAXIMUM
                                AMOUNT             OFFERING      AGGREGATE      AMOUNT OF
TITLE OF SECURITIES             TO BE              PRICE         OFFERING       REGISTRATION
TO BE REGISTERED                REGISTERED(1)      PER SHARE(2)  PRICE          FEE
Common Stock, $0.01 par value
per share                         94,950 shares    $1.50         $142,425       $ 37.60
                                  55,050           $1.578125       86,876         22.94
                                 -------                         --------       -------
                                 150,000                         $229,301       $ 60.54



(1)A total of 150,000 shares issuable under the 1999 Stock Option Plan were previously registered on Form S-8 registration number 333-80973. Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of a share of Common Stock reported on the Nasdaq Stock Market on April 26, 2000.

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed by OMNI Energy Services Corp. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as amended on Form 10-K/A filed with the Commission on April 17, 2000;

     (b)  The  Company's  Current  Report  on  Form   8-K  filed  with  the
Commission on April 17, 2000; and

     (c) The description of the Common Stock included in Item 1 of the Company's Registration Statement on Form 8-A dated November 17, 1997.

     All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Louisiana law, the Company's Articles of Incorporation contain certain provisions eliminating the personal liability of the directors and officers to the Company and its shareholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for (i) a breach of a director's or officer's duty of loyalty to the Company or to its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are illegal under Louisiana law and (iv) any transaction from which he or she receives an improper personal benefit. In addition, the Articles of Incorporation provide that if Louisiana law is amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of the directors or officers shall be eliminated or limited to the fullest extent permitted by Louisiana law, as amended. These provisions pertain only to breaches of duty by directors or officers in such capacities and limit liability only for breaches of fiduciary duties under Louisiana corporate law and not for violations of other laws such as the federal securities laws.

     The Company's By-laws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.

     In addition, each of the Company's directors and executive officers has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or executive officer by reason of his position as a director or executive officer that are in excess of the coverage provided by such insurance; provided that the director or executive officer meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     5    Opinion  of  Jones, Walker,  Waechter,  Poitevent,  Carrere  &
          Denegre, L.L.P.

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).
__________

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on March 20, 2000.

                                   OMNI ENERGY SERVICES CORP.



                                   By:  /S/ JOHN H. UNTEREKER

                                        John H. Untereker
                                        President   and   Chief   Executive
                                        Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John H. Untereker or Peter
H. Nielson, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                  TITLE                            DATE

/s/ John H. Untereker        President, Chief Executive Officer and    March 20, 2000
John H. Untereker            a Director (Principal Executive Officer)

/s/ Allen R.  Woodard        Vice President-Marketing; Business        March 20, 2000
Allen R. Woodard             Development and a Director

/s/ Peter H. Nielson         Chief Financial Officer                   March 20, 2000
Peter H. Nielson             (Principal Financial and Accounting
                             Officer)

/s/ David A. Jeansonne        Director                                 March 20,2000
David A. Jeansonne

/s/ Robert F. Nash            Director                                 March 20, 2000
Robert F. Nash


/s/ Steven T. Stull           Director                                 March 20, 2000
Steven T. Stull

/s/ Crichton W. Brown         Director                                 March 20, 2000
Crichton W. Brown

/s/ William W. Rucks, IV      Director                                 March 20, 2000
William W. Rucks, IV